Exhibit 99.1

GLEACHER & COMPANY REPORTS FOURTH QUARTER

AND YEAR END 2011 FINANCIAL RESULTS

Management Team Advances Company’s Strategic Plan,

Delivering Improved Results

NEW YORK, N.Y., February 9, 2012 — Gleacher & Company, Inc. (Nasdaq: GLCH) today reported net revenues of $61.8 million for the quarter ended December 31, 2011.  The Company reported net income from continuing operations of $2.2 million, or $0.02 per diluted share, for the quarter ended December 31, 2011, compared to a net loss from continuing operations of ($9.4) million, or ($0.08) per diluted share, for the fourth quarter of 2010.

Highlights

•                  Implemented key components of previously announced strategic plan to leverage strengths in core competencies and focus on key industry verticals

•                  Made further progress toward achieving targeted operating margin, compensation to revenue, and return on equity goals

•                  Announced a number of meaningful senior hires, and continue to recruit Investment Banking, Fixed Income, and Asset Management professionals

•                  Board of Directors renewed share repurchase program, authorizing up to $25 million in share repurchases

“Gleacher & Company accomplished a great deal in 2011,” said Thomas Hughes, Chief Executive Officer.  “We established a strategy that is aligned with our traditional skill set, and that positions the Company to both serve our clients in a superior manner, and produce meaningful returns for all stakeholders.  We instilled greater discipline throughout the firm regarding the execution of that strategy, as well as around our processes and our expense base.  We also exited a business that did not fit our vision, and we introduced metrics against which we should be measured, namely targeted goals of 10% operating margin, 60% compensation to revenue ratio, and 15% return on equity.

Hughes added, “We are making great progress attracting best in class professionals to our firm.  And our efforts are now positively impacting the Company’s financial results, as evidenced by our improved earnings and stronger margins in the fourth quarter.  We believe our current and prospective mix of businesses gives us a differentiable competitive edge — an edge for hiring talent, for serving our clients, and for producing returns.  We are excited about our prospects in 2012.”

Eric Gleacher, Chairman, said, “Tom and his team have done a wonderful job repositioning the Company and attracting new talent to our platform. The strategic plan they are executing is sound and gaining traction.  Today, the quality and strength of our service offerings are better than ever, and I am confident that our businesses are poised to gain market share and deliver profitability in the years ahead.”

The Company also announced today that its Board of Directors has renewed the Company’s share repurchase program and has authorized up to $25 million in repurchases of Company common stock through the date on which the Company publicly releases its results of operations for fiscal 2012.  In implementing the repurchase program, the Company intends to review market conditions and make purchases at such times as it believes prudent and in accordance with applicable securities laws.

Summary Results of Operations (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except for per share amounts)	2011	2010	2011	2010

Net revenues	$61,840	$65,385	$261,772	$248,582
Pre-tax income/(loss) from continuing operations	364	(16,767)	(61,277)	(25,783)
Net income/(loss) from continuing operations	2,165	(9,410)	(63,684)	(16,243)
Discontinued operations, net of taxes	383	(3,027)	(18,626)	(4,378)

Non-GAAP pre-tax (loss)/income from continuing operations*	n/a	(8,625)	20,867	3,531
Non-GAAP net (loss)/income from continuing operations*	n/a	(4,483)	12,532	(221)

Earnings per share:
Diluted — continuing operations	$0.02	$(0.08)	$(0.52)	$(0.13)
Diluted — continuing operations (Non-GAAP)*	n/a	(0.04)	0.10	(0.00)

*Designates non-GAAP financial results. A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth below under the caption “Non-GAAP Financial Results.”

The Company has included in this press release “non-GAAP financial results.”  A non-GAAP financial result is a numerical measure of financial position or results of operations that includes amounts that are excluded, or excludes amounts that are included, in the most directly comparable result calculated and presented in accordance with generally accepted accounting principles (“GAAP”).  In the financial data included in this press release, the principal (but not only) items for which the Company adjusted its GAAP results consist of the following:

•                  severance costs for senior executives whose employment with the Company was terminated,

•                  costs associated with a change in the Company’s equity compensation programs implemented in the fourth quarter of 2010, and

•                  impairment and severance costs associated with the Company’s realignment of its investment banking segment in August 2011.

There are no non-GAAP financial results included in this press release with respect to the three months ended December 31, 2011.

For detailed information on the adjustments made, and a reconciliation of the non-GAAP financial results included in this press release to the most directly comparable GAAP financial metrics, refer to “Non-GAAP Financial Results,” below.  While the Company believes that the non-GAAP financial results included herein are instructive, they should only be considered together with their corresponding GAAP financial metrics.

Fourth Quarter 2011 vs. 2010

Net revenues declined by $3.6 million to $61.8 million for the quarter ended December 31, 2011, compared to $65.4 million in the fourth quarter of 2010.  This decline was primarily attributable to decreases of $17.8 million in the MBS/ABS & Rates segment and $8.3 million in the Investment Banking segment, partially offset by $20.8 million of ClearPoint revenues, an increase of $1.4 million in the Corporate Credit segment and higher investment gains of $0.5 million resulting from a gain on sale of an investment security, partially offset by the change in value of the Company’s FATV investment.  ClearPoint commenced operations at the Company as of January 2011, and consequently did not contribute revenues in 2010.

Pre-tax income from continuing operations of $0.4 million for the quarter ended December 31, 2011 improved by $17.2 million compared to pre-tax loss from continuing operations of ($16.8) million, and improved by $9.0 million compared to non-GAAP pre-tax loss from continuing operations of ($8.6) million in the fourth quarter of 2010.

Years Ended 2011 vs. 2010

Net revenues increased by $13.2 million to $261.8 million ($259.4 million on a non-GAAP basis) for the year ended December 31, 2011, compared to $248.6 million in the prior year.  This increase was primarily attributable to ClearPoint net revenues of $46.9 million, which commenced operations as of January 2011, and higher investment gains of $3.6 million, resulting primarily from the change in value of the Company’s FATV investment and a gain on sale of an investment security.  Net revenues also increased as a result of the $2.3 million bargain purchase gain related to the ClearPoint acquisition (excluded from non-GAAP net revenues).  Partially offsetting these increases were decreases of $17.2 million in the MBS/ABS & Rates segment, $12.2 million in the Corporate Credit segment and $12.4 million in the Investment Banking segment.

Pre-tax loss from continuing operations of $61.3 million for the year ended December 31, 2011 increased by $35.5 million compared to pre-tax loss from continuing operations of $25.8 million for the year ended December 31, 2010.  Non-GAAP pre-tax income from continuing operations increased by $17.4 million to $20.9 million for the year ended December 31, 2011, compared to the comparable non-GAAP pre-tax income from continuing operations of $3.5 million for the year ended December 31, 2010.

Business Segment Results (including Non-GAAP results)

	Three Months Ended December 31,			Years Ended December 31,
(In thousands)	2011	2010		2011		2010
	(unaudited)			(unaudited)
Net revenues:
MBS/ABS & Rates	$14,301	$32,147		$99,933		$117,144
Corporate Credit	19,975	18,592		68,521		80,676
Investment Banking	3,346	11,658		33,070		45,441
ClearPoint	20,815	—		46,924		—
Net revenues - operating segments	58,437	62,397		248,448		243,261
Other	3,403	2,988		10,994	*	5,321
Total	$61,840	$65,385		$259,442	*	$248,582

Pre-tax income/(loss) from continuing operations:
MBS/ABS & Rates	$3,309	$6,120	*	$31,452		$34,942	*
Corporate Credit	3,393	88	*	8,532		4,477	*
Investment Banking	(1,086)	(4,801	)*	7,458	*	4,640	*
ClearPoint	(779)	—		(3,686)		—
Pre-tax income - operating segments	4,837	1,407	*	43,756	*	44,059	*
Other	(4,473)	(10,032	)*	(22,889	)*	(40,528	)*
Total	$364	$(8,625	)*	$20,867	*	$3,531	*

*Designates non-GAAP financial results.  A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth below under the caption “Non-GAAP Financial Results.”

MBS/ABS & Rates

Fourth Quarter 2011 vs. 2010

Net revenues declined by $17.8 million to $14.3 million for the quarter ended December 31, 2011, compared to $32.1 million in the fourth quarter of 2010.  The decrease in net revenues was attributable to lower commissions and principal transactions revenues of $20.9 million due to losses of $2.5 million on asset-backed securities, compared to gains of $11.9 million in the prior year period, as well as lower trading volumes in the current period.  Partially offsetting this decline was an increase in net interest income of $3.2 million due to higher inventory levels.  Pre-tax income of $3.3 million for the quarter ended December 31, 2011 declined by $2.8 million, compared to non-GAAP pre-tax income of $6.1 million for the fourth quarter of 2010.  This reduction is a direct result of the lower revenues, partially offset by lower variable compensation expense (as a result of the lower revenues).  Non-GAAP pre-tax income of $6.1 million for the fourth quarter of 2010 was also impacted by higher compensation expense resulting from a change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010, which is further described below as part of the “Consolidated Compensation and Benefits Expenses” discussion.

Years Ended 2011 vs. 2010

Net revenues declined by $17.2 million to $99.9 million for the year ended December 31, 2011, compared to $117.1 million in the prior year.  The decrease in net revenues was attributable to lower commissions and principal transactions revenues of $23.1 million due to net revenue declines of $11.1 million on asset-backed securities, and lower trading volumes in the current year.  Net interest income increased $6.1 million due to increased inventory levels, partially offset by lower coupon interest received.  Pre-tax income of $31.5 million for the year ended December 31, 2011 declined by $3.4 million, compared to non-GAAP pre-tax income of $34.9 million.  This reduction is a direct result of the lower revenues, partially offset by lower variable compensation expense (as a result of the lower revenues).  Non-GAAP pre-tax income of $34.9 million for 2010 was also impacted by higher compensation expense recorded in the fourth quarter, resulting from the previously mentioned change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010.

Corporate Credit

Fourth Quarter 2011 vs. 2010

Net revenues increased by $1.4 million to $20.0 million for the fourth quarter of 2011 compared to $18.6 million in the fourth quarter of 2010.  The increase in net revenues was primarily attributable to higher commissions and principal transaction revenues of $0.7 million, due to higher volumes.  Pre-tax income of $3.4 million for the quarter ended December 31, 2011 increased by $3.3 million, compared to non-GAAP pre-tax income of $0.1 million for the fourth quarter of 2010.  This increase is a direct result of the higher revenues and a larger portion of compensation expense expected to be paid in stock-based compensation compared to the prior-year quarter, partially offset by higher variable compensation expense (as a result of the higher revenues).  Non-GAAP pre-tax income of $0.1 million for the fourth quarter of 2010, was also impacted by higher compensation expense resulting from a change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010 which is further described below as part of the “Consolidated Compensation and Benefits Expenses” discussion.

Years Ended 2011 vs. 2010

Net revenues declined by $12.2 million to $68.5 million for the year ended December 31, 2011, compared to $80.7 million in the prior year.  The decrease in net revenues was attributable to lower commissions and principal transaction revenues of $12.7 million, primarily due to decreased spreads during the year, partially offset by higher volumes.  Pre-tax income of $8.5 million for the year ended December 31, 2011 increased by $4.0 million, compared to non-GAAP pre-tax income of $4.5 million in the prior year.  This increase is the result of a larger portion of compensation expense expected to be paid in stock-based compensation compared to the prior year.  Non-GAAP pre-tax income of $4.5 million for 2010 was also impacted by higher compensation expense recorded in the fourth quarter, resulting from the previously mentioned change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010.

Investment Banking

Fourth Quarter 2011 vs. 2010

Net revenues declined by $8.4 million to $3.3 million for the fourth quarter of 2011, compared to $11.7 million in the fourth quarter of 2010.  Advisory revenues decreased $4.9 million to $3.0 million, compared to $7.9 million for the prior-year quarter.  Capital markets revenues decreased $3.5 million to $0.3 million for the fourth quarter of 2011, compared to $3.8 million for the prior-year quarter.  Pre-tax loss of $1.1 million decreased by $3.7 million, compared to non-GAAP pre-tax loss of $4.8 million in the prior-year quarter.  This improvement was a result of lower variable compensation expense recorded in the fourth quarter of 2011 as compared to the prior-year quarter resulting from the realignment of the division, which occurred in the third quarter of 2011.  This action better aligned compensation expense as a percentage of revenue with management’s goals.  Non-GAAP pre-tax loss for the fourth quarter of 2010, of $4.8 million was also impacted by higher compensation expense resulting from a change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010 which is further described below as part of the “Consolidated Compensation and Benefits Expenses” discussion.

Years Ended 2011 vs. 2010

Net revenues declined by $12.4 million to $33.0 million for the year ended December 31, 2011, compared to $45.4 million in the prior year.  Advisory revenues decreased $8.2 million to $24.3 million, compared to $32.5 million in the prior year.  Capital markets revenues decreased $4.2 million to $8.7 million, compared to $12.9 million in the prior year.  Non-GAAP pre-tax income increased by $2.9 million to $7.5 million for the year ended December 31, 2011, compared to non-GAAP pre-tax income of $4.6 million in the prior year.  This increase was a result of lower variable compensation expense resulting from the previously mentioned realignment of the division, as well as a larger portion of compensation expense to be paid in stock-based compensation compared to the prior year.  Non-GAAP pre-tax income of $4.6 million for the prior year was also impacted by higher compensation expense recorded in the fourth quarter of 2010 resulting from the previously mentioned change in vesting provisions to equity compensation awards expected to be granted as part of year-end compensation for services in 2010.

ClearPoint

Three and Twelve Months Ended December 31, 2011

Net revenues were $20.8 million for the fourth quarter of 2011 and $46.9 million for the year ended December 31, 2011.  Pre-tax loss for ClearPoint for the fourth quarter of 2011 was $0.8 million, and for the year ended December 31, 2011 was $3.7 million, primarily due to recruitment and certain other costs associated with the segment’s expansion to conduct business in new states.  As of December 31, 2011, ClearPoint was conducting business in 43 states, compared to 41 states as of September 30, 2011 and 19 states as of the beginning of the 2011.

Other

Fourth Quarter 2011 vs. 2010

Net revenues increased by $0.4 million to $3.4 million for the fourth quarter of 2011, compared to $3.0 million in the fourth quarter of 2010.  The increase in net revenues is attributable to a $0.9 million gain resulting from the sale of an investment security, partially offset by lower investment gains of $0.3 million from the change in value of the Company’s investment in FATV.  Pre-tax loss of $4.5 million for the quarter ended December 31, 2011 improved by $5.5 million compared to non-GAAP pre-tax loss of $10.0 million for the fourth quarter of 2010.  This improvement is primarily a result of the higher net revenues, as well as lower variable compensation, including annual compensation expense for members of senior management.

Years Ended 2011 vs. 2010

Non-GAAP net revenues of $11.0 million for the year ended December 31, 2011 increased by $5.7 million, compared to net revenues of $5.3 million in the prior year.  This increase was attributable to $2.7 million of higher investment gains from the change in value of the Company’s investment in FATV and a gain of $0.9 million resulting from the sale of an investment security.  Net interest income also increased by $1.6 million, primarily due to interest expense no longer being incurred on our mandatorily redeemable preferred stock, which was redeemed in September 2010.  Non-GAAP pre-tax loss improved by $17.6 million to $22.9 million for the year ended December 31, 2011, compared to non-GAAP pre-tax loss of $40.5 million in the prior year.  This improvement was a result of the higher net revenues, as well as lower variable compensation, including annual compensation expense for members of senior management.

Consolidated Compensation and Benefits Expenses (including Non-GAAP results)

Fourth Quarter 2011 vs. 2010

Compensation and benefits expense of $33.5 million decreased by $29.0 million, compared to non-GAAP compensation and benefits expense of $62.5 million in the fourth quarter of 2010.    This was primarily due to lower variable compensation expense as a result of lower net revenues in the MBS/ABS & Rates segment.  Variable compensation expense also decreased in the Investment Banking segment resulting from the realignment which occurred in the third quarter of 2011.  This action better aligned compensation expense as a percentage of revenue with management’s goals.  In addition, annual compensation expense for members of senior management is lower when compared to the prior year, and compensation for certain leaders of the Company’s business segments is weighted more heavily toward stock-based compensation, resulting in expensing awards over the future vesting period rather than immediately.  These decreases were partially offset by compensation expense related to ClearPoint.

Non-GAAP compensation expense for the fourth quarter of 2010 of $62.5 million included approximately $7.0 million related to the recognition of 100 percent of stock-based compensation expense associated with equity awards granted in connection with 2010 year-end bonuses.  It was determined in the fourth quarter of 2010 that the vesting terms for those awards would exclude continued employment as a condition to vesting.  Outstanding awards granted in connection with year-end bonuses for years prior to 2010 were modified to include the same vesting terms which resulted in the acceleration of expense associated with those awards (the results of which are reflected as an adjustment to GAAP compensation expense to arrive at non-GAAP compensation expense within the “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations” tables below).

This compensation methodology was changed in the third quarter of 2011, at the recommendation of the Company’s recently hired Chief Executive Officer, with the expectation that the terms of equity awards to be granted in connection with future annual bonuses will generally provide for continued employment as a vesting condition, resulting in expensing awards over the future vesting period rather than immediately.

Years Ended 2011 vs. 2010

Non-GAAP compensation and benefits expense decreased by $40.7 million to $158.9 million for the year ended December 31, 2011, compared to non-GAAP compensation and benefits expense of $199.6 million in the prior year.  This was primarily due to lower variable compensation expense as a result of lower net revenues in the MBS / ABS & Rates and Corporate Credit segments.   Variable compensation expense also decreased in the Investment Banking segment, due to the impact of the previously mentioned realignment which occurred in the third quarter of 2011.  In addition, annual compensation expense for members of senior management is lower when compared to the prior year and compensation for certain leaders of the Company’s business segments is weighted more heavily toward stock-based compensation, resulting in expensing awards over the future vesting period rather than immediately. Partially offsetting these decreases was compensation expense related to ClearPoint.

Non-GAAP compensation expense for the year ended December 31, 2010 of $199.6 million included the previously mentioned $7.0 million related to the recognition of 100 percent of stock based compensation expense associated with equity awards granted in connection with 2010 year-end bonuses.

Consolidated Non-Compensation Expenses (including Non-GAAP results)

Fourth Quarter 2011 vs. 2010

Non-compensation expenses of $28.0 million for the quarter ended December 31, 2011 increased by $16.5 million, compared to non-GAAP non-compensation expenses of $11.5 million for the prior-year quarter.  This was primarily due to broker expenses of ClearPoint, which was acquired on January 3, 2011.

Years Ended 2011 vs. 2010

Non-GAAP non-compensation expenses increased by $34.3 million to $79.7 million for the year ended December 31, 2011 compared to non-GAAP non-compensation expenses of $45.4 million in the prior year.  This was primarily due to the broker expenses of ClearPoint.

Provision for Income Taxes

Fourth Quarter 2011

The Company’s effective income tax rate from continuing operations for the three months ended December 31, 2011 of negative 494.8% resulted in an income tax benefit of approximately $1.8 million.   The Company’s tax rate differs from the federal statutory tax rate of 35% primarily due to a benefit resulting from a change in estimate in the limitation on historical net operating loss carryforwards, combined with the break-even pre-tax results for the quarter.

Year Ended 2011

The Company’s effective income tax rate from continuing operations for the year ended December 31, 2011 of negative 3.9% resulted in income tax expense of approximately $2.4 million.  The Company’s tax rate differs from the federal statutory tax rate of 35% primarily due to non-deductible items primarily associated with the write-off of goodwill related to the Investment Banking segment.

Discontinued Operations

The Company has classified the results of its Equities segment as discontinued operations due to the Company’s decision to exit this business on August 22, 2011.  Results of this discontinued operation for the three and twelve months ended December 31, 2011 and 2010 are presented in the following table:

	Three Months Ended December 31,		Years Ended December 31,
(In thousands)	2011	2010	2011		2010
	(unaudited)		(unaudited)

Net revenues	$269	$6,618	$13,064		$22,302
Total expenses (excluding interest)	(7)	(11,914)	(38,808	)(1)	(30,137)
Income/(loss) from discontinued operations before income taxes	262	(5,296)	(25,744)		(7,835)
Provision for income taxes	(121)	(2,269)	(7,118)		(3,457)
Income/(loss) from discontinued operations, net of taxes	$383	$(3,027)	$(18,626)		$(4,378)

(1) Includes a restructuring charge of $7.3 million recorded during the third quarter of 2011 and also includes a goodwill and intangible impairment charge of $14.3 million recorded in the second quarter of 2011.

Non-GAAP Financial Results

The Company has included in this press release certain financial metrics that were not prepared in accordance with accounting principles generally accepted in the United States.  These non-GAAP financial results, which include presentations of net revenues, compensation and benefits, non-compensation expenses, income before income taxes from continuing operations, provision for income taxes, net income from continuing operations, compensation expense ratios, pre-tax margin, return on average tangible equity and diluted earnings per share, are presented as an additional aid in understanding and analyzing the Company’s financial results for the three and twelve months ended December 31, 2011 and 2010, respectively.  Specifically, the Company believes that the non-GAAP results provide useful information by excluding certain items that may not be indicative of the Company’s core operating results or business outlook and also to emphasize information that is critical to understanding the Company’s performance.  These non-GAAP amounts exclude items reflected as adjustments within the “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations” table below.  The Company believes these non-GAAP results will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior periods and future periods.  References to these non-GAAP results should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP financial results is that the GAAP accounting effects of these excluded items do in fact reflect the underlying financial results of the Company’s business, and these effects should not be ignored in evaluating and analyzing its financial results.  Therefore, the Company believes that non-GAAP results should always be considered together with their corresponding GAAP results.

Reconciliation of GAAP to Non-GAAP Income from Continuing Operations (2011 - Unaudited)

	Twelve Months Ended December 31, 2011
($ in thousands, except per share amounts)	GAAP	Adjustments		Non-GAAP

Net Revenues	$261,772	$(2,330	)(1)	$259,442

Expenses (excluding interest):
Compensation and benefits	162,537	(3,632	)(2)	158,905
Non-compensation expenses	160,512	(80,842	)(3)	79,670

Total expenses (excluding interest)	323,049	(84,474)		238,575

Income/(loss) from continuing operations before income taxes	(61,277)	82,144		20,867
Provision for income taxes	2,407	5,928		8,335	(4)
Net income/(loss) from continuing operations	$(63,684)	$76,216		$12,532

Earnings per share:
Diluted — continuing operations	$(0.52)			$0.10	(5)
As a percentage of net revenues:
Compensation and benefits	62.1%			61.2%
Income/(loss) from continuing operations before income taxes	(23.4)%			8.0%

* There were no adjustments to GAAP results for the three months ended December 31, 2011.

(1)       Represents the bargain purchase gain related to the ClearPoint acquisition in the first quarter of 2011.

(2)       Represents (i) severance and stock-based compensation expense of $1.9 million related to the investment banking realignment which resulted in the termination of 32 investment banking employees and certain administrative positions and also includes (ii) $1.7 million due to the resignation of the former interim CEO in the second quarter of 2011.

(3)       Includes goodwill and intangible impairment charges of $80.2 million and other non-compensation expenses of $0.6 million as a result of the Investment Banking realignment and company-wide strategic review conducted in the 3rd quarter.

(4)       The effective income tax rate of 39.9% differs from the federal statutory rate of 35% primarily due to state and local taxes, partially offset by a change in estimate related to the limitation on net operating loss carryforwards.

(5)       Non-GAAP net income from continuing operations divided by 129.5 million dilutive shares.

Reconciliation of GAAP to Non-GAAP Income from Continuing Operations (2010 - Unaudited)

	Three Months Ended December 31, 2010					Twelve Months Ended December 31, 2010
($ in thousands, except per share amounts)	GAAP	Adjustments		Non- GAAP		GAAP	Adjustments		Non- GAAP

Net revenues	$65,385	$—		$65,385		$248,582	$—		$248,582
Expenses (excluding interest):
Compensation and benefits	70,107	(7,620	)(1)	62,487		222,833	(23,184	)(2)	199,649
Non-compensation expenses	12,045	(522	)(3)	11,523		51,532	(6,130	)(4)	45,402
Total expenses (excluding interest)	82,152	(8,142)		74,010		274,365	(29,314)		245,051
(Loss)/income from continuing operations before income taxes	(16,767)	8,142		(8,625)		(25,783)	29,314		3,531
Provision for income taxes	(7,357)	3,215		(4,142	)(5)	(9,540)	13,292		3,752	(6)
Net (loss)/income from continuing operations	$(9,410)	$4,927		$(4,483)		$(16,243)	$16,022		$(221)

Earnings per share:
Diluted — continuing operations	$(0.08)			$(0.04	)(7)	$(0.13)			$(0.00	)(8)
As a percentage of net revenues:
Compensation and benefits	107.2%			95.6%		89.6%			80.3%
(Loss)/income from continuing operations before income taxes	(25.6)%			(13.2)%		(10.4)%			1.4%

(1)       Compensation and benefits of $7.6 million includes (i) $5.7 million in non-cash compensation resulting from a modification to the vesting terms of certain outstanding equity awards granted in connection with year-end bonuses for prior years and (ii) $1.9 million from the restructuring of an employment arrangement.

(2)       Includes the previously mentioned $7.6 million in the three months ended December 31, 2010 and also includes (i) $13.3 million of severance expense related to the separations of our former CEO and former CFO from the Company recorded in the first quarter of 2010 and (ii) $2.3 million related to the modification of a senior executive’s unvested share based compensation awards.

(3)       Non-compensation expenses of $0.5 million includes (i) lease termination expenses of $0.7 million associated with the consolidation of certain of the Company’s offices to its current location in New York City and (ii) the partial revaluation of an indemnification receivable from the former shareholders of Gleacher Partners, Inc. in connection with certain pre-acquisition tax liabilities of ($0.2), which is offset within the income tax provision.

(4)       Includes the previously mentioned $0.5 million in the three months ended December 31, 2010 and also includes (i) $3.2 million of occupancy expense related to the Company’s lease termination of its prior headquarters (ii) $1.6 million loss on extinguishment of the mandatorily redeemable preferred stock and (iii) $0.8 million related to the partial revaluation of the previously mentioned indemnification receivable which occurred during the third quarter of 2010.

(5)       The effective income tax rate of 48.0% differs from the federal statutory rate of 35% primarily due to state and local taxes and a reduction in unrecognized income tax benefits as a result of a settlement during the quarter, partially offset by provision to return adjustments.

(6)       The effective income tax rate of 106.3% differs from the federal statutory rate of 35% primarily due to non-deductible mandatorily redeemable preferred stock dividends recognized through September 2010, provision to return adjustments, a change in estimate of the state apportioned statutory rate, and state and local taxes.  This was partially offset by a reduction in income tax benefits as a result of a settlement during the quarter.

(7)       Non-GAAP net loss from continuing operations divided by 122.6 million dilutive shares.

(8)       Non-GAAP net loss from continuing operations divided by 121.3 million dilutive shares.

Reconciliation of GAAP to Non-GAAP Pre-Tax Income/(Loss) from Continuing Operations — by Segment (2011 - Unaudited)

Twelve Months Ended December 31, 2011
Investment Banking			Other
(In thousands)			(In thousands)

Revenues — GAAP	$33,070		Revenues - GAAP	$13,324
Expenses — GAAP	27,906		Adjustments	(2,330	)(2)
Adjustments	(2,294	)(1)	Revenues — non GAAP	10,994
Expenses — non GAAP	25,612		Expenses - GAAP	116,063
Pre-tax income from continuing operations — non GAAP	$7,458		Adjustments	(82,180	)(3)
			Expenses — non GAAP	33,883
			Pre-tax loss from continuing operations — non GAAP	$(22,889)

* There were no adjustments to GAAP results for the three months ended December 31, 2011.

(1)  Represents (i) severance and stock-based compensation expense of $1.9 million related to the investment banking realignment which resulted in the termination of 32 investment banking employees and certain administrative positions and also includes (ii) other non-compensation expenses of $0.4 million as a result of the Investment Banking realignment.

(2)  Represents the bargain purchase gain related to the ClearPoint acquisition in the first quarter of 2011.

(3)  Includes (i) goodwill and intangible impairment charges of $80.2 million related to the investment banking realignment (ii) $1.7 million due to the resignation of the former interim CEO in the second quarter of 2011 and (iii) other non-compensation expenses of $0.2 million in connection with the company-wide strategic review conducted in the 3rd quarter.

Reconciliation of GAAP to Non-GAAP Pre-Tax Income/(Loss) from Continuing Operations — by Segment (2010 -Unaudited)

	Three Months Ended December 31, 2010
(In thousands)	MBS/ABS & Rates		Corporate Credit		Investment Banking		ClearPoint	Other		Total

Revenues	$32,147		$18,592		$11,658		$—	$2,988		$65,385

Expenses - GAAP	28,371		21,199		19,015		—	13,567		82,152

Adjustments	(2,344	)(1)	(2,695	)(1)	(2,556	)(2)	—	(547	)(3)	(8,142)

Expenses — non GAAP	26,027		18,504		16,459		—	13,020		74,010

Pre-tax income/(loss) from continuing operations — non GAAP	$6,120		$88		$(4,801)		$—	$(10,032)		$(8,625)

	Twelve Months Ended December 31, 2010
(In thousands)	MBS/ABS & Rates		Corporate Credit		Investment Banking		ClearPoint	Other		Total

Revenues	$117,144		$80,676		$45,441		$—	$5,321		$248,582

Expenses - GAAP	84,546		78,894		43,357		—	67,568		274,365

Adjustments	(2,344	)(1)	(2,695	)(1)	(2,556	)(2)	—	(21,719	)(4)	(29,314)

Expenses — non GAAP	82,202		76,199		40,801		—	45,849		245,051

Pre-tax income/(loss) from continuing operations — non GAAP	$34,942		$4,477		$4,640		$—	$(40,528)		$3,531

(1)  Represents non-cash compensation resulting from a modification to the vesting terms of certain outstanding equity awards granted in connection with year-end bonuses for prior years.

(2)  Includes (i) non-cash compensation of $0.6 million resulting from a modification to the vesting terms of certain outstanding equity awards granted in connection with year-end bonuses for prior years and (ii) $1.9 million from the restructuring of an employment arrangement.

(3)  Adjustment of $0.5 million includes (i) lease termination expenses of $0.7 million associated with the consolidation of certain of the Company’s offices to its current location in New York City and (ii) the partial revaluation of an indemnification receivable from the former shareholders of Gleacher Partners, Inc. in connection with certain pre-acquisition tax liabilities of ($0.2) million, which is offset within the income tax provision.

(4)  Includes the previously mentioned $0.5 million and also includes (i) $13.3 million of severance expense related to the separations of our former CEO and former CFO from the Company recorded in the first quarter of 2010 (ii) $2.3 million related to the modification of a senior executive’s unvested share based compensation awards (iii) $3.2 million of occupancy expense related to the Company’s lease termination of its prior headquarters (iv) $1.6 million loss on extinguishment of the mandatorily redeemable preferred stock and (v) $0.8 million related to the partial revaluation of the previously mentioned indemnification receivable which occurred during the third quarter of 2010.

Return on Tangible Equity — Annualized (Non-GAAP Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2011	2010		2011		2010

Net income/(loss) from continuing operations	$2,165	$(4,483	)(1)	$12,532	(1)	$(221	)(1)

Plus: Amortization of intangibles, net of tax	70	451		1,540		2,108

Net income/(loss) from continuing operations, adjusted (non-GAAP)	2,235	(4,032)		14,072		1,887

Net income/(loss) from continuing operations, adjusted (non-GAAP) - annualized	$8,940	$(16,128)		$14,072		$1,887

Average total stockholders’ equity (GAAP)	$262,078	$347,545		$314,290		$344,699

Plus: non-GAAP adjustments to net income/(loss) from continuing operations	530 (2)	16,022	(1)	530	(2)	16,022	(1)

Less: Average intangible assets	(25,469)	(121,655)		(79,938)		(123,254)

Average tangible stockholders’ equity (non-GAAP)	$237,139	$241,912		$234,882		$237,467

Annualized return on tangible equity (non-GAAP)	3.8%	(6.7)%		6.0%		0.8%

(1)  Designates non-GAAP financial results.  A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth above under the caption “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations.”

(2)  Represents the adjustments to net income/(loss) from continuing operations for the year ended December 31, 2011 per the “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations” table above, of $76.2 million, adjusted for the impact of the goodwill and intangible impairment charges of $80.2 million (or $75.7 on an after-tax basis).

Conference Call Information

The Company will hold a conference call today, February 9, 2012, at 5:00 P.M. (EST).  This event can be accessed on the Investor Relations portion of the Gleacher & Company website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.713.4209 (domestic) or 617.213.4863 (international), participant passcode 75506417, or request the Gleacher & Company earnings call.

Pre-registration is available at any time prior to and during the call, which provides immediate entry into the call.  Pre-registration can be accessed at the following website:

https://www.theconferencingservice.com/prereg/key.process?key=P6LWBWL9J.

For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 (domestic) or 617.801.6888 (international), participant passcode 75699902.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which are inherently uncertain and outside of the Company’s control.  The Company often, but not always, identifies forward-looking statements by using words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “target,” “expect,” “continuing,” “ongoing,” “believe” and “intend.”  The Company’s forward-looking statements are based on facts as the Company understands them at the time the Company makes any such statement as well as estimates and judgments based on these facts.  The Company’s forward-looking statements may turn out to be inaccurate for a variety of reasons, many of which are outside of its control.   Factors that could render the Company’s forward-looking statements subsequently inaccurate include the conditions of the securities markets, generally, and demand for the Company’s services within those markets, the risk of further credit rating downgrades of the U.S. government by major credit rating agencies, the impact of international and domestic sovereign debt uncertainties, the possibilities of localized or global economic recession and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  Moreover, the Company is implementing a strategic plan designed to improve its operating results, and this plan may not be successful.  It is possible that future events will differ materially from those suggested by the Company’s forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

Summary Results of Operations (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Principal transactions(1)	$17,515	$21,055	$89,108	$79,433
Commissions(1)	20,581	19,222	71,347	76,817
Investment banking	3,345	11,658	33,069	45,347
Investment gains, net	1,057	539	3,596	7
Interest income	19,993	14,629	66,194	57,292
Gain from bargain purchase — ClearPoint Funding, Inc. acquisition	—	—	2,330	—
Fees and other	2,965	434	8,041	1,004
Total revenues	65,456	67,537	273,685	259,900
Interest expense	3,616	2,152	11,913	11,318
Net revenues	61,840	65,385	261,772	248,582
Expenses (excluding interest):
Compensation and benefits	33,478	70,107	162,537	222,833
Impairment of goodwill and intangible assets	—	—	80,244	—
Clearing, settlement and brokerage	16,185	1,056	35,203	4,314
Communications and data processing	3,363	2,804	13,471	11,464
Occupancy, depreciation and amortization	2,344	2,439	8,455	11,941
Business development	1,137	1,620	4,620	4,825
Loss from extinguishment of mandatorily redeemable preferred stock	—	—	—	1,608
Other	4,969	4,126	18,519	17,380
Total expenses (excluding interest)	61,476	82,152	323,049	274,365
Income/loss from continuing operations before income taxes and discontinued operations	364	(16,767)	(61,277)	(25,783)
Income tax (benefit)/expense	(1,801)	(7,357)	2,407	(9,540)
Income/(loss) from continuing operations	2,165	(9,410)	(63,684)	(16,243)
Income/(loss) from discontinued operations, net of taxes	383	(3,027)	(18,626)	(4,378)
Net income/(loss)	$2,548	$(12,437)	$(82,310)	$(20,621)

Earnings per share:
Basic income/(loss) per share
Continuing operations	$0.02	$(0.08)	$(0.52)	$(0.13)
Discontinued operations	0.00	(0.02)	(0.15)	(0.04)
Net income/(loss) per share	$0.02	$(0.10)	$(0.67)	$(0.17)

Diluted income/(loss) per share
Continuing operations	$0.02	$(0.08)	$(0.52)	$(0.13)
Discontinued operations	0.00	(0.02)	(0.15)	(0.04)
Net income/(loss) per share	$0.02	$(0.10)	$(0.67)	$(0.17)

Weighted average number of shares of common stock:
Basic	122,647	122,642	123,439	121,301
Diluted	127,696	122,642	123,439	121,301

(1)  Revenues earned on riskless principal transactions in the amounts of $20.1 million and $70.0 million for the three months ended and year ended December 31, 2011, respectively, have been reported as commission income in order to distinguish such revenues (commission equivalents) from revenues earned on financial instruments held in order to facilitate customer trading activities.  Riskless principal transaction revenues earned in prior periods of $18.7 million and $75.1 million for the three months ended and year ended December 31, 2010 have been reclassified from principal transactions to commission revenues to conform to 2011 presentation.

Consolidated Statement of Financial Condition (Unaudited)

	December 31,	December 31,
(In thousands, except for share and per share amounts)	2011	2010
Assets
Cash and cash equivalents	$41,285	$40,009
Cash and securities segregated for regulatory purposes	4,000	100
Securities purchased under agreements to resell	1,306,901	86,484
Receivables from:
Brokers, dealers and clearing organizations	58,776	25,721
Related parties	1,337	2,245
Others	16,161	18,283
Financial instruments owned, at fair value (includes assets pledged of $1,517,802 and $1,280,443 December 31, 2011 and December 31, 2010, respectively)	1,554,660	1,281,243
Investments	18,910	18,084
Office equipment and leasehold improvements, net	6,735	6,653
Goodwill	21,096	105,694
Intangible assets	4,311	15,565
Income taxes receivable	12,778	14,782
Deferred tax assets, net	30,580	34,154
Other assets	10,790	8,915
Total Assets	$3,088,320	$1,657,932
Liabilities and Stockholders’ Equity
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$1,108,664	$1,101,440
Related parties	4,939	4,986
Others	3,243	2,347
Securities sold under agreements to repurchase	1,261,755	—
Securities sold, but not yet purchased, at fair value	184,996	112,275
Secured borrowings	213,611	—
Accrued compensation	26,274	74,202
Accounts payable and accrued expenses	19,099	8,756
Income taxes payable	3,979	3,468
Deferred tax liabilities	2,022	3,390
Subordinated debt	801	909
Total Liabilities	2,829,383	1,311,773
Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000,000 shares; issued 133,714,786 and 131,457,586 shares; and outstanding 120,883,601 and 130,809,868 shares; in each case, at December 31, 2011 and December 31, 2010, respectively	1,337	1,315
Additional paid-in capital	463,497	449,754
Deferred compensation	161	276
Accumulated deficit	(186,073)	(103,763)
Treasury stock, at cost (12,831,185 shares and 647,718 shares at December 31, 2011 and December 31, 2010, respectively)	(19,985)	(1,423)
Total Stockholders’ Equity	258,937	346,159
Total Liabilities and Stockholders’ Equity	$3,088,320	$1,657,932

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Thomas J. Hughes	Andrew Siegel / Nick Lamplough
Chief Executive Officer	212.355.4449
212.273.7100